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                                                                   EXHIBIT 11.1

                           HASKEL INTERNATIONAL, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                     THREE MONTHS ENDED
                                               -----------------------------
                                                 AUGUST 31,      AUGUST 31,
                                                    1996            1995
                                                 ----------      ----------
                                                 PRIMARY &       PRIMARY &
                                               FULLY DILUTED   FULLY DILUTED
                                               -------------   -------------
Net income used to compute
  primary and fully diluted
  income per share . . . . . . . . . . . . .    $   722,000     $   513,000
                                                ===========     ===========

Weighted average number of
  shares outstanding . . . . . . . . . . . .      4,731,550       4,728,230

Dilutive effect of stock options
  and warrants . . . . . . . . . . . . . . .         71,664               0
                                                -----------     -----------

Number of shares used to
  compute primary and fully
  diluted earnings per share . . . . . . . .      4,803,214       4,728,230
                                                ===========     ===========

    Net income per share . . . . . . . . . .          $0.15           $0.11
                                                ===========     ===========



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